UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 8, 2015

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3475 East Foothill Boulevard, Pasadena, California 91107

(Address of principal executive office, including zip code)

(626) 351-4664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                              Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                                  Retirement.

Effective April 8, 2015, James R. Pagenkopf retired from his role as Executive Vice President and President of the Water, Environment and Infrastructure (“WEI”) segment of Tetra Tech, Inc. (the “Registrant”).  Mr. Pagenkopf, who joined the Registrant in 1976, is moving into a part-time position, supporting the Registrant’s U.S. Environmental Protection Agency programs and its key federal pursuits.

(c)                                                   Appointment.

Effective April 8, 2015, Leslie L. Shoemaker was named to succeed Mr. Pagenkopf as Executive Vice President and President of the WEI segment.

Dr. Shoemaker, age 57, joined the Registrant in 1991, and served as Senior Vice President of Strategic Initiatives since 2008.  In November 2014, she was named Senior Vice President, Chief Strategy Officer and Infrastructure Group President.  Dr. Shoemaker has supported the Chief Executive Officer in the definition of the Registrant’s vision and direction, and advancing its strategic growth initiatives.  She led the Infrastructure Group across the Registrant’s global operations, developing and implementing new strategies for expanding services in core water and infrastructure programs, and integrating the Registrant’s data/analysis/design capabilities to provide the most efficient sustainable infrastructure solutions for clients around the world.  Dr. Shoemaker has for the past decade coordinated the Registrant’s internal networks that link its scientists and engineers across its operations.  She has more than 25 years of industry experience and has previously served in various technical and management capacities, particularly in the field of integrated water management and modeling.  Dr. Shoemaker holds a B.A. degree in Mathematics from Hamilton College, a Master of Engineering from Cornell University, and a Ph.D. in Agricultural Engineering from the University of Maryland.

Dr. Shoemaker’s compensation was not changed in connection with her promotion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA TECH, INC.

Date:	April 9, 2015	By:	/S/ DAN L. BATRACK
Dan L. Batrack
Chairman and Chief Executive Officer